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Exhibit 10.118

COUNTRYWIDE FINANCIAL CORPORATION
CHANGE IN CONTROL SEVERANCE PLAN
(As Amended and Restated June 24, 2008)

        WHEREAS, the Board of Directors (the "Board") of COUNTRYWIDE FINANCIAL CORPORATION, a Delaware corporation (the "Company"), originally adopted this Plan on September 12, 1996, amended and restated it on February 23, 2005 and subsequently amended and restated it on June 14, 2006, recognizing that the threat of an unsolicited takeover or other change in control of the Company may occur which can result in significant distractions of its personnel and disrupt the business of the Company with respect to attracting and retaining employees of every level because of the uncertainties inherent in such a situation; and

        WHEREAS, the Board has determined that it is essential and in the best interests of the Company and its shareholders to be able to retain the services of its personnel at a time when the Company is considering its strategic alternatives, including possible change in control transactions, in order to ensure their continued dedication and efforts without undue concern for their personal financial and employment security.

        NOW, THEREFORE, in order to fulfill the above objectives, the following plan has been developed and is hereby adopted.

1.     Purpose

  It is the purpose of the Company, through this Plan, to provide a salary continuation payment and certain other benefits for each of its employees who is a Participant in the Plan and (a) who separates from service with the Company for Good Reason or (b) whose employment with the Company is involuntarily terminated (other than for Cause, death or an Excluded Termination), in either case, on or after the date on which a Change in Control occurs and within the time limits specified in Section 5.1.

  It is intended that the Plan shall be a "severance pay arrangement" within the meaning of Section 3(2)(B)(i) of ERISA, and that it shall meet the criteria for treatment as a "severance pay plan" set forth in 29 C.F.R. §2510.3-2(b). The Plan shall be interpreted and applied in accordance with the foregoing intention.

2.     Contractual Right

  Upon and after a Change in Control, each Participant shall have a fully vested, nonforfeitable contractual right, enforceable against the Company, to the benefits provided for under Section 6 of this Plan upon the occurrence of the conditions specified in Section 5.1. Such contractual right to receive such benefits if the conditions specified in Section 5.1 are fulfilled shall arise on the date on which the Change in Control occurs.

3.     Duration

  This Plan shall be effective as of the date the Plan is approved by the Board or such other date as the Board shall designate in its resolution approving the Plan. The Plan shall continue in effect until terminated in accordance with Section 11.

4.
Definitions.    For purposes of this Plan, the following definitions shall apply:

4.1
Affiliate:    "Affiliate" shall mean with respect to any person or entity, any entity, directly or indirectly, controlled by, controlling or under common control with such person or entity.

4.2
Board:    "Board" shall mean the Board of Directors of Countrywide Financial Corporation.

  4.3
  Cause:    "Cause" shall exist where the Participant (a) intentionally and continually failed to perform reasonably assigned duties, (b) willfully engaged in misconduct which is demonstrably and materially injurious to the Company, monetarily or otherwise, (c) engaged in a transaction in connection with the performance of his or her duties to the Company for personal profit to himself or herself or (d) willfully violated any law, rule or regulation in connection with the performance of his or her duties (other than traffic violations or similar offenses). Failure by a Participant to perform the Participant's duties during any period of disability shall not constitute Cause.

  4.4
  Change in Control:    A "Change in Control" shall mean the occurrence during the term of this Plan, of any one of the following events:

  (a)
  An acquisition (other than directly from Company) of any common stock or other "Voting Securities" (as hereinafter defined) of Company by any "Person" (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), immediately after which such Person has "Beneficial Ownership" (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty five percent (25%) or more of the then outstanding shares of Company's common stock or the combined voting power of Company's then outstanding Voting Securities; provided, however, in determining whether a Change in Control has occurred, Voting Securities which are acquired in a "Non-Control Acquisition" (as hereinafter defined) shall not constitute an acquisition which would cause a Change in Control. For purposes of this Plan, (1) "Voting Securities" shall mean Company's outstanding voting securities entitled to vote generally in the election of directors and (2) a "Non-Control Acquisition" shall mean an acquisition by (i) an employee benefit plan (or a trust forming a part thereof) maintained by (A) the Company or (B) any corporation or other Person of which a majority of its voting power or its voting equity securities or equity interest is owned, directly or indirectly, by the Company (for purposes of this definition, a "Subsidiary"), (ii) the Company or any of its Subsidiaries, or (iii) any Person in connection with a "Non-Control Transaction" (as hereinafter defined);

  (b)
  During any period of twenty-four (24) consecutive months, the individuals who at the beginning of such period constitute the Board (the "Incumbent Board"), cease for any reason to constitute at least fifty percent (50%) of the members of the Board; provided, however, that if the election, or nomination for election by the Company's common stockholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Plan, be considered as a member of the Incumbent Board; provided, further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened "Election Contest" (as described in Rule 14a-11 promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a "Proxy Contest") including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or

  (c)
  The consummation of:

  (i)
  A merger, consolidation or reorganization involving the Company, unless such merger, consolidation or reorganization is a "Non-Control Transaction." A "Non-Control Transaction" shall mean a merger, consolidation or reorganization of the Company where:

  (A)
  the Company's stockholders, immediately before such merger, consolidation or reorganization, own directly or indirectly immediately following such merger,

          consolidation or reorganization, at least fifty percent (50%) of the combined voting power of the outstanding Voting Securities of the corporation resulting from such merger, consolidation or reorganization (the "Surviving Corporation") in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation or reorganization;

        (B)
        the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute at least fifty percent (50%) of the members of the board of directors of the Surviving Corporation, or in the event that, immediately following the consummation of such transaction, a corporation beneficially owns, directly or indirectly, a majority of the Voting Securities of the Surviving Corporation, the board of directors of such corporation; and

        (C)
        no Person other than (i) the Company, (ii) any Subsidiary, (iii) any employee benefit plan (or any trust forming a part thereof) maintained by the Company, the Surviving Corporation, or any Subsidiary, or (iv) any Person who, immediately prior to such merger, consolidation or reorganization had Beneficial Ownership of twenty five percent (25%) or more of the then outstanding Voting Securities or common stock of the Company, has Beneficial Ownership of twenty five percent (25%) or more of the combined voting power of the Surviving Corporation's then outstanding Voting Securities or its common stock;

      (ii)
      A complete liquidation or dissolution of the Company; or

      (iii)
      The sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a Subsidiary).

    Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the "Subject Person") acquired Beneficial Ownership of more than the permitted amount of the then outstanding common stock or Voting Securities as a result of the acquisition of common stock or Voting Securities by the Company which, by reducing the number of shares of common stock or Voting Securities then outstanding, increases the proportional number of shares Beneficially Owned by the Subject Person; provided, however, that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of common stock or Voting Securities by the Company, and after such share acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional common stock or Voting Securities which increases the percentage of the then outstanding common stock or Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur.

  4.5
  Committee:    "Committee" shall mean the Committee described in Section 9.

  4.6
  Company:    "Company" shall mean Countrywide Financial Corporation and any successor thereto, including, without limitation, any person (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended), partnership(s) or corporation(s) acquiring directly or indirectly all or substantially all of the business or assets of the Company.

  4.7
  ERISA:    "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended. References to ERISA include the valid and binding governmental regulations, court decisions and other regulatory and judicial authority issued or rendered thereunder.

  4.8
  Excluded Termination:    "Excluded Termination" shall have the meaning as set forth in Section 5.2 of this Plan.

  4.9
  Good Reason:    A Participant who immediately prior to a Change in Control is a member of employee classification X (as set forth in Appendix A) shall have "Good Reason" for terminating employment with the Company only if one or more of the following occurs, within twenty-four months after a Change in Control, without the Participant's express written consent:

  (a)
  a reduction by the Company in the Participant's base salary or the termination or reduction of award opportunities (other than equity-based opportunities) under any bonus or incentive award plan, practice or formula in which the Participant participates unless a comparable arrangement (embodied in an ongoing substitute or alternative plan, practice or formula) has been made with respect to the Participant's participation in such bonus or incentive award plan, practice or formula; or

  (b)
  a change in the Participant's title, position, duties or responsibilities which represents an adverse change from his or her title, position, duties or responsibilities as in effect immediately prior to such change; or

  (c)
  the relocation of the office at which the Participant is principally employed immediately prior to the Change in Control to a location more than fifty (50) miles from the location of such office, or the Participant being required to be based anywhere other than such office, except to the extent the Participant was not previously assigned to a principal location and except for required travel on the Company's business to an extent substantially consistent with the Participant's business travel obligations at the time of the Change in Control.

  (d)
  Notwithstanding the foregoing, the Participant shall not have Good Reason to terminate employment with the Company due solely to the fact that the Company shall cease to be a public company and shall become a subsidiary of another publicly-traded corporation, so long as the Participant retains his or her title and retains job authorities and responsibilities consistent in all material respects with those of the Participant's counterparts in the substantial subsidiaries of the parent.

    Notwithstanding the foregoing, no action by the Company shall give rise to Good Reason if it results from the Participant's termination for Cause, death or an Excluded Termination.

  4.10
  Operating Unit:    "Operating Unit" shall mean any subsidiary, division or other business unit of Company or any Affiliate.

  4.11
  Participant:    "Participant" shall mean an active, full-time employee of the Company or any of its U.S. subsidiaries who, on the date immediately preceding the date of a Change in Control, is employed in one of the employee classifications set forth in Appendix A. Employees of the Company who are Executive Managing Directors and above who are covered under individual employment agreements shall not be Participants in this Plan.

  4.12
  Plan:    "Plan" shall mean the Countrywide Financial Corporation Change in Control Severance Plan (As Amended and Restated June 24, 2008).

  4.13
  Post-Transaction Good Reason:    "Post-Transaction Good Reason" shall mean, with respect to offered employment or the continued employment, as the case may be, to employees who immediately prior to a Change in Control are members of employee classification X (as set forth in Appendix A) with a Post-Transaction Employer (as defined in Section 5.2) following a Transaction (as defined in Section 5.2):

  (a)
  a reduction in the Participant's annual base salary or the termination or reduction of award opportunities (other than equity-based opportunities) under any bonus or incentive award plan, practice or formula in which the Participant participates unless a comparable arrangement (embodied in an ongoing substitute or alternative plan, practice or formula) has been made with respect to the Participant's participation in such bonus or incentive award plan, practice or formula, in either case below the greater of the rate in effect (i) as of the date of the Transaction or (ii) on any date following the Transaction;

    (b)
    a change in the Participant's title, position, duties or responsibilities which represents an adverse change from his or her title, position, duties or responsibilities as in effect immediately prior to such change, in any case as determined by the Participant in good faith; or

    (c)
    the relocation of the office at which the Participant is principally employed immediately prior to the Transaction to a location more than fifty (50) miles from the location of such office, or the Participant being required to be based anywhere other than such office, except to the extent the Participant was not previously assigned to a principal location and except for required travel on the Company's business to an extent substantially consistent with the Participant's business travel obligations at the time of the Transaction;

  4.14
  Senior Human Resources Manager:    "Senior Human Resources Manager" shall mean the Senior Human Resources Officer of the Company prior to a Change in Control or such person's designee.

  4.15
  Severance Benefit:    "Severance Benefit" shall mean the benefits payable in accordance with Section 6 of this Plan.

5.     When Provisions Apply

  5.1
  The benefits provided for under Section 6 shall be provided to each Participant who incurs a "Qualifying Termination." For purposes of this Plan, a "Qualifying Termination" shall occur only if a Change in Control occurs and

  (a)
  within twenty-four months after the Change in Control occurs, the Company terminates the Participant's employment other than for Cause; or

  (b)
  (i)    within twenty-four months after the Change in Control occurs, Good Reason occurs, and

  (ii)
  the Participant terminates employment with the Company within six months after the Good Reason occurs;

    provided, however, that a Qualifying Termination shall not occur if the Participant's employment with the Company terminates by reason of Cause, the Participant's death, or an Excluded Termination (as defined in Section 5.2).

  5.2
  Sale of Business or Assets.    If, following a Change in Control, a Participant's employment with the Company and its Affiliates terminates in connection with the sale, divestiture or other disposition of any Operating Unit (or part thereof) (a "Transaction"), such termination shall not be a termination of employment of the Participant for purposes of the Plan, and (notwithstanding the rights provided to the Participant by Section 5.1) the Participant shall not be entitled to a Severance Benefit as a result of such termination of employment if (i) the Participant is offered continued employment, or continues in employment, with the divested Operating Unit or the purchaser of the assets of the Operating Unit, as the case may be, (the "Post-Transaction Employer") or their respective Affiliates on terms and conditions that would not constitute Post-Transaction Good Reason and (ii) the Company obtains an agreement from the acquirer of the stock or assets of the divested Operating Unit, enforceable by the Participant, to provide or cause the Post-Transaction Employer to provide severance pay and benefits, if the Participant accepts the offered employment or continues in employment with the Post-Transaction Employer or its Affiliates following the Transaction, (A) at least equal to the Severance Benefit and (B) payable upon a termination of the Participant's employment with the Post-Transaction Employer and its Affiliates within the period described in Section 5.1 (or such part of it as is then remaining) for any reason other than Cause, the Participant's death or a termination by the Participant without Post-Transaction Good Reason. For purposes of this Section 5.2, the term Cause shall have the meaning ascribed to it in Section 4.3, but the term Company as it is used in Section 4.3 shall be deemed to refer to the entity employing the Participant after the Transaction.

    A termination of employment described in this Section 5.2 is herein referred to as an "Excluded Termination." In the circumstances described in this Section 5.2, the Participant shall not be entitled to receive any Severance Benefit under this Plan whether or not the Participant accepts the offered employment or continues in employment. The provisions of this Section 5.2 do not create any entitlement to any Severance Benefit from the Company and its Affiliates in any circumstances whatsoever and are to be construed solely as a limitation on such entitlement in the circumstances herein set forth.

  5.3
  The fact that a Participant is eligible to immediately receive retirement benefits under the Countrywide Financial Corporation Defined Benefit Pension Plan or any other Company employee benefit plan, practice or policy shall not render him or her ineligible for the benefits under this Plan.

6.     Severance Benefits

  6.1
  Severance Payment.

  (a)
  Each Participant entitled to benefits under this Plan shall receive as continuation of salary and bonus an amount as determined in accordance with Appendix A (the "Salary Separation Payment") (or, if greater, the amount determined pursuant to any individual employment, offer, letter or similar agreement by and between the Participant and the Company (an "Individual Agreement"), provided that notwithstanding anything to the contrary in such Individual Agreement any amounts payable under such Individual Agreement shall in all cases be payable in accordance with the payment schedules set forth in this Plan), and in no event shall a Participant be entitled to duplicate payments under the Plan and any Individual Agreement.

      For purposes of calculating the Salary Separation Payment, (1) the Participant's "Base Pay" shall be the Participant's base annual salary as of the date of his or her termination of employment or, if greater, as of the date on which the Change in Control occurs, (2) the Participant's "Bonus" shall be the greater of (x) the average of the aggregate bonus and/or incentive award, if any, paid or payable to the Participant for each of the two (2) fiscal years preceding the fiscal year in which the Participant's termination of employment occurs (or such fewer number of fiscal years for which the Participant was eligible to receive a bonus and/or incentive award) and (y) the bonus and/or incentive award paid for the fiscal year immediately preceding the date of the Change in Control, and (3) the Participant's "Pay" for Classification C, D and E is base pay and bonus paid for the preceding twelve months (annualized for employees who have worked for less than twelve months) and converted to a weekly amount.

    (b)
    Except as required by Section 7, the Salary Separation Payment provided for in Section 6.1(a) shall be payable in addition to, and not in lieu of, all other accrued, vested, earned, or deferred compensation rights, options, or other benefits (other than severance pay or similar benefits) which may be payable or owing to a Participant following termination of his or her employment under any plan, including but not limited to retirement and supplemental retirement benefits, bonus, accrued vacation or sick pay, compensation, or benefits payable under any of the Company's employee benefit plans, practices or policies.

    (c)
    The Salary Separation Payment shall not be offset or reduced by any unemployment insurance benefit, payment in lieu of notice required under any law or act, or income from subsequent employment that the Participant may receive.

    (d)
    Except as otherwise provided by Section 6.4, the Salary Separation Payment shall be paid in a series of substantially equal installments in accordance with the regular payroll practices of the Company (as in effect as of the date of termination) over the period used in computing the Salary Separation Payment pursuant to Section 6.1(a) (the "Salary Separation Pay Period"), commencing as soon as administratively practicable, but in no event more than sixty (60) days, following the Participant's Qualifying Termination (except as otherwise required by Section 16).

  6.2
  The Salary Separation Pay Period shall be included as accredited service for the purpose of receiving or accruing benefits under all employee benefit plans of the Company, including, but not limited to, group health and life insurance, long-term disability, the Countrywide Financial Corporation Defined Benefit Pension Plan (the "Pension Plan"), the Countrywide Financial Corporation 401(k) Savings and Investment Plan, the Countrywide Financial Corporation Supplemental Executive Retirement Plan, the Countrywide Financial Corporation Executive Deferred Compensation Plan, the Countrywide Financial Corporation Selected Employee Deferred Compensation Plan and the Countrywide Capital Market Nonqualified ERISA Pension Plan. With respect to the Pension Plan, the Company shall pay a Participant, as soon as administratively practicable, but in no event more than sixty (60) days, following such Participant's termination of employment a lump sum payment equal to the present value of the difference (if any) between the accrued benefit the Participant is entitled to receive under the Pension Plan upon the Participant's termination of employment and the accrued benefit the Participant would have been entitled to receive under the Pension Plan had the Participant been credited with additional years of service during the Salary Separation Pay Period. Such present value calculations shall be made by the Company using the actuarial assumptions applicable under the Pension Plan as of the date of the Participant's termination of employment.

  6.3
  For the period equal to the Salary Separation Pay Period and commencing on the date of Participant's termination of employment (the "Continuation Period"), the Company shall at its expense (and without contribution by the Participant) continue on behalf of the Participant and his or her dependents and beneficiaries (a) medical, health, dental and prescription drug benefits, (b) short and long-term disability coverage, (c) life insurance and other death benefits coverage and (d) individual outplacement services for members of employee classification X, A and B, (as set forth in Appendix A) and outplacement services at a level to be determined by the Senior Human Resources Manager for employee classification C, D and E. For a period of thirty-six (36) months for members of employee classification X and A, and commencing on the date of Participant's Qualifying Termination, the Company shall at its expense (and without contribution by the Participant) continue, on behalf of the Participant, financial planning, executive medical examination program and executive long term disability. The coverages and benefits (including deductibles, if any) provided under this Section 6.3 during the Continuation Period shall be no less favorable in the aggregate to the Participant and his or her beneficiaries than the most favorable of such coverages and benefits provided the Participant and his or her dependents during the 90-day period immediately preceding the Change in Control or as of any date following the Change in Control but preceding the date of Participant's termination. The obligation under this Section 6.3 with respect to the foregoing benefits shall be limited if the Participant obtains any such benefits pursuant to a subsequent employer's benefit plans, in which case the Company may reduce or eliminate the coverage and benefits it is required to provide the Participant hereunder as long as the aggregate coverages and benefits of the combined benefit plans are no less favorable to the Participant than the coverages and benefits required to be provided hereunder. A Participant's qualifying event for purposes continuation coverage under §4980B of the Internal Revenue Code of 1986, as amended (the "Code"), will not occur until the end of the period during which benefits were provided pursuant to this Section 6.3. Notwithstanding anything contained in this Plan, the provision of the benefits to be provided for pursuant to this Section 6.3 shall comply with the foregoing provisions: any such benefits that are "deferred compensation" within the meaning of Code Section 409A (which, for example, would not include non-taxable medical benefits, "disability pay" or "death benefit" plans within the meaning of Treasury Regulation Section 1.409A-1(a)(5)) shall be provided and administered in a manner that complies with Treasury Regulation Section 1.409A-3(i)(1)(iv), which will require that (i) the amount of such benefits provided during one taxable year shall not affect the amount of such benefits provided in any other taxable year, except that to the extent such benefits consist of the reimbursement of expenses referred to in Section 105(b) of the Code, a maximum, if provided under the terms of the plan providing such benefit, may be imposed on the amount of such reimbursements over some or all of the period in which such benefit is to be provided to the Participant, as described in Treasury Regulation Section 1.409A-3(i)(iv)(B), (ii) to the extent that any such benefits consist of reimbursement of eligible expenses, such reimbursement must be made on or before the last day of the Participant's taxable year following the taxable year in which the expense was incurred and (iii) no such benefit may be liquidated or exchanged for another benefit.

  6.4
  Notwithstanding Section 6.1, a Participant in employee classification C, D or E (as set forth in Appendix A) may elect to receive the Salary Separation Payment in a lump sum, but only if the Company has first determined that no portion of the Salary Separation Payment is subject to the requirements of Code Section 409A. Benefits otherwise receivable by the Participant pursuant to clauses (a), (b) and (c) of Section 6.3 shall be discontinued if the Participant requests and receives a lump sum payment. If the Participant elects to receive the Salary Separation Payment as a lump sum, and the Participant accepts alternative employment with the Company, such Participant shall owe the Company the portion of the Salary Separation Payment which exceeds the amount of Base Pay the Participant would have earned had the Participant been actively employed by the Company from the date his or her termination of employment commenced to the new employment commencement date. The payment of a Participant's Salary Separation Payment as a lump sum under this Section 6.4 shall be made as soon as administratively practicable, but in no event more than sixty (60) days, following the Participant's Qualifying Termination.

  6.5
  Notwithstanding Section 6.1, benefits otherwise receivable by the Participant pursuant to clauses (a), (b) and (c) of Section 6.3 shall be discontinued if the Participant accepts alternative employment with the Company or any of its Affiliates. Payments under Section 6.1 shall also cease upon a Participant accepting alternative employment with the Company or any of its Affiliates.

  6.6
  Any termination of employment following a Change in Control by the Company or by the Participant shall be communicated by a Notice of Termination to the other party herein in accordance with Section 13. For purposes of this Plan, a "Notice of Termination" shall mean a written notice which shall indicate the specific Qualifying Termination provision in this Plan, if any, relied upon and shall set forth in reasonable detail the facts and circumstances that provide a basis for termination of the Participant's employment under the provision so indicated and shall specify the effective date of the Qualifying Termination which shall not be less than thirty (30) days nor more than sixty (60) days from the date such Notice of Termination is given or such shorter or longer period as may be mutually agreed between the Company and the Participant. For purposes of this Plan, no such purported Qualifying Termination shall be effective without such Notice of Termination.

  6.7
  If a Participant who is entitled to Severance Benefits under this Plan dies before receiving the Salary Separation Payment, such Payment shall be made to the Participant's surviving spouse, or, if there is no surviving spouse, to the Participant's estate. If a Participant who is entitled to Severance Benefits under this Plan dies before the end of the Continuation Period, then for the balance of the Continuation Period, the Company shall be required to continue the benefits provided for under Section 6.3 to the Participant's spouse and dependents.

  6.8
  A Participant who is entitled to benefits under this Plan shall not be required to accept or to seek other employment as a condition of receiving such benefits, and a Participant's benefits provided under this Plan shall not be offset by any future compensation received by the Participant.

7.     Excise Tax

  7.1
  Excise Tax Limitation.

  (a)
  With respect to any Participant who immediately prior to the Change in Control is a member of employee classification X or A (as set forth in Appendix A), except as provided in subsection (b), in the event it shall be determined that any payment or distribution of any type to a Participant, including accelerated vesting, to or for the benefit of the Participant, by the Company, any Affiliate of the Company, any Person (as the term "person" is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended) who acquires ownership or effective control of the Company or ownership of a substantial portion of the Company's assets (within the meaning of Section 280G of the Code, and the regulations thereunder) or any Affiliate of such Person, whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise (the "Payments"), is or will be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are collectively referred to as the "Excise Tax"), then the Participant shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Participant of all taxes (including any interest or penalties imposed with respect to such taxes), including any income tax, employment tax or Excise Tax imposed upon the Gross-Up Payment, the Participant retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

  (b)
  With respect to any Participant who immediately prior to the Change in Control is a member of employee classification X or A, notwithstanding Section (a) or any other provision of this Plan to the contrary, in the event that the Payments (excluding the payment provided for in subsection 7.1(a)) exceed by less than 10% or $100,000 the maximum amount of Payments which if made or provided to the Participant would not be subject to an Excise Tax, the Participant will not be entitled to a Gross-Up Payment and the Payments shall be reduced (but not below zero) to the extent necessary so that no Payment to be made or benefit to be provided to the Participant shall be subject to the Excise Tax; it being the intent of the parties that the Payments shall be reduced only if the economic detriment to the Participant (on a pre-tax basis) is less than the greater of $100,000 or 10% of the Payments. The Company shall reduce or eliminate the Payments under the Plan, by first reducing or eliminating the portion of the Payments under the Plan which are not payable in cash and then by reducing or eliminating cash payments under the Plan, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the "Determination" (as defined below).

  (c)
  With respect to any Participant who immediately prior to the Change in Control is a member of employee classification X or A , the determination of whether the Payments shall be reduced pursuant to this Plan and the amount of such reduction, all mathematical determinations, and all determinations as to whether any of the Payments are "parachute payments" (within the meaning of Section 280G of the Code), that are required to be made under this Section, including determinations as to whether a Gross-Up Payment is required, the amount of such Gross-Up Payment and amounts relevant to the last sentence of this subsection (c), shall be made by an independent accounting firm selected by the Company from among the four (4) largest accounting firms in the United States or any nationally recognized financial planning and benefits consulting company (the "Accounting Firm"), which shall provide its determination (the "Determination"), together with detailed supporting calculations regarding the amount of any Gross-Up Payment and any other relevant matter, both to the Company and the Participant by no later than ten (10) days following the Termination Date, if applicable, or such earlier time as is requested by the Company or the Participant (if the Participant reasonably believes that any of the Payments may be subject to the Excise Tax). If the Accounting Firm determines that no Excise Tax is payable by the Participant, it shall furnish the Participant and the Company with an opinion reasonably acceptable to the Participant and the Company that no Excise Tax is payable (including the reasons therefor) and that the Participant has substantial authority not to report any Excise Tax on his federal income tax return. If a Gross-Up Payment is determined to be payable, it shall be paid (including through withholding of taxes) to the Participant no later than the due date for payment of the Excise Tax. Any determination by the Accounting Firm shall be binding upon the Company and the Participant, absent manifest error. As a result of uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments not made by the Company should have been made ("Underpayment"), or that Gross-Up Payments will have been made by the Company which should not have been made ("Overpayment"). In either such event, the Accounting Firm shall determine the amount of the Underpayment or Overpayment that has occurred. In the case of an Underpayment, the amount of such Underpayment (together with any interest and penalties payable by the Participant as a result of such Underpayment) shall be promptly paid by the Company to or for the benefit of the Participant. In the case of an Overpayment, the Participant shall, at the direction and expense of the Company, take such steps as are reasonably necessary (including the filing of returns and claims for refund), follow reasonable instructions from, and procedures established by, the Company, and otherwise reasonably cooperate with the Company to correct such Overpayment, provided, however, that (i) the Participant shall not in any event be obligated to return to the Company an amount greater than the net after-tax portion of the Overpayment that he has retained or has recovered as a refund from the applicable taxing authorities and (ii) if a Gross-Up Payment is determined to be payable, this provision shall be interpreted in a manner consistent with an intent to make the Participant whole, on an after-tax basis, from the application of the Excise Tax, it being understood that the correction of an Overpayment may result in the Participant repaying to the Company an amount which is less than the Overpayment. The cost of all such determinations made pursuant to this Section shall be paid by the Company.

      In order to ensure compliance with Section 409A of the Code, the Gross-Up Payment shall in all events be paid no later than the end of the Participant's taxable year next following the Participant's taxable year in which the Excise Tax (and any income or other related taxes or interest or penalties thereon) on a Payment are remitted to the Internal Revenue Service or any other applicable taxing authority or, in the case of amounts relating to a claim described in Section 7(c) that does not result in the remittance of any federal, state, local and foreign income, excise, social security and other taxes, the calendar year in which the claim is finally settled or otherwise resolved.

    (d)
    With respect to any Participant who immediately prior to the Change in Control is a member of employee classification B, C, D or E (as set forth in Appendix A), notwithstanding anything in this Plan to the contrary, in the event it shall be determined that any Payment to or for the benefit of a Participant would be subject to the Excise Tax, the Payments shall be reduced (but not below zero) if and to the extent that such reduction would result in Participant retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes and the imposition of the Excise Tax), than if Participant received all of the Payments. The Company shall reduce or eliminate the Payments, by first reducing or eliminating the portion of the Payments under the Plan which are not payable in cash and then by reducing or eliminating cash payments under the Plan and by reducing any pro rata bonus payment, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the determination. All determinations concerning the application of this paragraph shall be made by a nationally recognized firm of independent accountants or any nationally recognized financial planning and benefits consulting company, selected by Participant and satisfactory to Employer, whose determination shall be conclusive and binding on all parties. The fees and expenses of such accountants shall be borne by Participant.

      The Company shall hold in confidence and not disclose, without the Participant's prior written consent, any information with regard to the Participant's tax position which the Company obtains pursuant to this Section.

      Notwithstanding anything to the contrary in this Plan or otherwise or the fact that this Plan is subject to ERISA, any determinations made by the Accounting Firm and/or the Company with respect to the matters covered by this Section 7.1 shall be subject to de novo review.

  7.2
  Pooling Transactions.    Notwithstanding anything contained in this Plan to the contrary, in the event of a Change in Control which is also intended to be treated as a "pooling of interests" under generally accepted accounting principles (a "Pooling Transaction"), the Board shall take such actions, if any, as are specifically recommended by an independent accounting firm retained by the Company to the extent reasonably necessary in order to assure that the Pooling Transaction will qualify as such, including but not limited to (a) deferring the vesting, exercise, payment, settlement or lapsing of restrictions with respect to any option or award, (b) providing that the payment or settlement in respect of any option or award be made in the form of cash, shares of common stock or securities of a successor or acquirer of the Company, or a combination of the foregoing, (c) providing for the extension of the term of any option or award to the extent necessary to accommodate the foregoing, but not beyond the maximum term permitted for any option or award and (d) amending, deleting or making inapplicable to the Participant any provision in this Plan or other arrangement pursuant to which he or she receives compensation, payments or benefits.

8.     Successor to Company

    This Plan shall bind any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, in the same manner and to the same extent that the Company would be obligated under this Plan if no succession had taken place. In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by this Plan, the Company shall require such successor expressly and unconditionally to assume and agree to perform the Company's obligations under this Plan, in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. In the case any such successor fails to assume the Plan, the rights and benefits under the Plan shall automatically become the obligation of such successor as though such successor had expressly and unconditionally assumed and agreed to perform the Company's obligations under this Plan.

9.     Administration

  9.1
  Plan Administrator.    The Plan shall be administered by a Committee appointed from time to time by the Company. Members of the Committee may be Participants under the Plan. Any individual serving on the Committee who is a Participant shall not vote or act on any matter relating solely to himself or herself.

  9.2
  Powers and Duties of the Committee.    The Committee shall have the discretionary authority to determine eligibility for and to construe and interpret the terms of the Plan, including, without limitation, by supplying omissions from, correcting deficiencies in, or resolving inconsistencies or ambiguities in, the language of the Plan. The Committee shall have such other discretionary authority as may be necessary to enable it to discharge its responsibilities under the Plan, including, but not limited to, the power to:

  (a)
  Resolve disputes concerning eligibility and participation in the Plan and the amount of Severance Benefits available to a Participant, including the ability to make factual determinations;

  (b)
  Delegate responsibility for the administration of the Plan, including the authority to review denied claims, and appoint or employ one or more persons to assist in the administration of the Plan or to render advice with regard to any of its responsibilities under the Plan;

  (c)
  Adopt such rules as it deems appropriate for the administration of the Plan;

  (d)
  Prescribe procedures to be followed by Participants;

  (e)
  Prepare and distribute information relating to the Plan; and

  (f)
  Request from Participants such information as shall be necessary for the proper administration of the Plan.

      The decision of the Committee or its delegate upon any matter within its authority shall be final and binding on all parties, including the Company and Participants.

  9.3
  Reliance Upon Information.    In making decisions under the Plan, the Committee and its delegates may rely upon information furnished by, or at the request of, a Participant.

  9.4
  Action by Committee:    The Committee may act either at a meeting (in person or by telephone or similar means) or, in the absence of a meeting, by an instrument in writing signed by a majority of the Committee members. The Committee may elect one of its members as chairperson and appoint a secretary to keep a record of all meetings and forward any necessary communication to the Company. The Committee may adopt such bylaws for the conduct of its business as it deems desirable. All decisions of the Committee shall be made by a majority vote including actions taken without a meeting.

  9.5
  Indemnity of Committee:    The Company shall indemnify and hold harmless the members of the Committee, and any employee to whom the duties of the Committee may be delegated, against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to the Plan, except in the case of willful misconduct by the Committee or any of its members or any such employee.

10.   Claims Procedures

  10.1
  Submitting a Claim:    A Participant or other person ("claimant") who has a claim for Severance Benefits under the Plan must submit a written notice of such claim to the

    Company. All such claims must be submitted within six (6) months from the date that the claim for benefits arose.

  10.2
  Notification of Decision:    If the claim is wholly or partially denied, the Committee shall notify the claimant of the adverse benefit determination within a reasonable period of time, but not later than ninety (90) days after receipt of the claim by the Plan, unless the Committee determines that special circumstances require an extension of time for processing the claim. If the Committee determines that an extension of time for processing is required, written notification of the extension shall be furnished to the claimant prior to the termination of the initial ninety (90)-day period. In no event shall such extension exceed a period of ninety (90) days from the end of such initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render the benefit determination. The notice of benefit determination shall set forth, in a manner calculated to be understood by the claimant, the following:

  (a)
  The specific reason or reasons for the adverse determination;

  (b)
  Reference to the specific Plan provisions on which the determination is based;

  (c)
  A description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary;

  (d)
  A description of the Plan's review procedures and the time limits applicable to such procedures, including a statement of the claimant's right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.

  10.3
  Review of Denied Claim:    A claimant shall be entitled to a full and fair review of the claim and the adverse benefit determination. The claimant shall have sixty (60) days following receipt of a notification of an adverse benefit determination within which to appeal the determination. The claimant shall have the opportunity to submit written comments, documents, records and other information relating to the claim for benefits, and shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant's claim for benefits. The review shall take into account all comments, documents, records and other information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

  10.4
  Decision on Review:    The Committee shall notify the claimant of its decision on review within a reasonable period of time, but not later than sixty (60) days after receipt of the claimant's request for review, unless the Committee determines that special circumstances require an extension of time for processing the claim. If the Committee determines that an extension of time for processing the claim is required, written notice of the extension shall be furnished to the claimant prior to the termination of the initial sixty (60)-day period. In no event shall such extension exceed a period of sixty (60) days from the end of the initial period. The extension notice shall indicate the special circumstances requiring the extension of time and the date by which the Committee expects to render the determination on review. The Committee shall provide a claimant with written notification of the Committee's benefit determination on review. In the case of an adverse benefit determination, the notification shall set forth, in a manner calculated to be understood by the claimant:

  (a)
  The specific reason or reasons for the adverse determination;

  (b)
  Reference to the specific Plan provisions on which the benefit determination is based;

    (c)
    A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant's claim for benefits;

    (d)
    A statement describing any voluntary appeal procedures offered by the Plan and the claimant's right to obtain information about such procedures; and

    (e)
    A statement of the claimant's right to bring an action under Section 502(a) of ERISA.

  10.5
  Legal Actions:    No legal action concerning the claim may be brought unless and until all of the following have occurred:

  (a)
  The claimant has submitted a proper written claim;

  (b)
  The claimant has been notified that the claim is denied;

  (c)
  The claimant has filed a written appeal with the Committee for review of the denied claim; and

  (d)
  The claimant has been notified in writing of the decision of the Committee or the Committee has failed to take any action on the request for review within the time prescribed above.

11.   Amendment and Plan Termination

  11.1
  Amendment and Termination.    Prior to a Change in Control, the Plan may be amended or modified in any respect, and may be terminated, by resolution adopted by two-thirds of the Board; provided, however, that no such amendment, modification or termination, which would adversely affect the benefits or protections hereunder of any individual who is a Participant as of the date such amendment, modification or termination is adopted shall be effective as it relates to such individual unless no Change in Control occurs within six (6) months after such adoption, any such attempted amendment, modification or termination adopted within six (6) months prior to a Change in Control being null and void ab initio as it relates to all individuals who were Participants as of the date of such adoption; provided, further, however, that the Plan may not be amended, modified or terminated, (a) at the request of a third party who has indicated an intention or taken steps to effect a Change in Control and who effectuates a Change in Control or (b) otherwise in connection with, or in anticipation of, a Change in Control which actually occurs, if the amendment, modification or termination adversely affects the rights of any Participant under the Plan, any such attempted amendment, modification or termination being null and void ab initio. From and after the occurrence of a Change in Control, the Plan (x) may not be amended or modified in any manner that would in any way adversely affect the benefits or protections provided to any individual hereunder and (y) may not be terminated until the later of (i) twenty-four (24) months after the date of the Change in Control or (ii) the date that all Participants who have become entitled to a Severance Benefit hereunder shall have received such payments in full.

  11.2
  Form of Amendment.    Any amendment or termination of the Plan shall be effected by a written instrument signed by a duly authorized officer or officers of the Company, certifying that the amendment or termination has been approved by the Board.

12.   Employment Status/Waiver of Rights

    This Plan does not constitute a contract of employment or impose on the Company any obligation to retain the Participant as an employee, to change the status of the Participant's employment, or to change the Company's policies regarding termination of employment.

    Following a Change in Control, no waiver of rights by the Participant in return for continued employment shall be effective with respect to the rights and benefits provided under this Plan.

13.   Notices

    All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered, if mailed by registered, certified or express mail, postage prepaid, or if delivered to a recognized courier service, addressed as follows:

      If to the Participant:

        To the address shown on the Company's records for tax reporting purposes.

      If to the Company:

        Countrywide Financial Corporation
        4500 Park Granada
        Calabasas, California 91302
        Attention: Senior Human Resources Manager

    Either party may change the address at which notice shall be given by a written notice given in the above manner.

14.   Severability

    If any provision of this Plan is held invalid or unenforceable, the remainder of this Plan shall nevertheless remain in full force and effect, and if any provision is held invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

15.   Governing Law

    To the extent not preempted by Federal law, the interpretation, construction and performance of this Plan shall in all respects be governed by the laws of the State of California.

16.   Code Section 409A

    This Plan is intended to comply with Code Section 409A, to the extent applicable. Notwithstanding any provision herein to the contrary, this Plan shall be interpreted, operated and administered consistent with this intent. Each separate installment of the Salary Separation Payment shall be treated as a separate payment for purposes of determining whether such payment is subject to or exempt from compliance with the requirements of Code Section 409A. In addition, in the event that any Participant is a "specified employee" within the meaning of Section 409A of the Code (as determined in accordance with the methodology established by the Company as in effect on the date of termination of such Participant's employee), any payment or benefits hereunder that are nonqualified deferred compensation subject to the requirements of Section 409A of the Code shall be provided to such Participant no earlier than six (6) months after the date of such Participant's "separation from service" within the meaning of Section 409A of the Code.

        IN WITNESS WHEREOF, the Board of Directors having amended this Plan at its meeting of June 24, 2008 has caused this Amendment and Restatement to be executed this 24th day of June, 2008.

COUNTRYWIDE FINANCIAL CORPORATION

By:	/s/ LEORA I. GOREN
Title:	Senior Managing Director, Chief Human Resources Officer
Attest:	/s/ BECKY BAILEY

 APPENDIX A

Eligible Employee Classifications	Members
X	Senior Managing Directors and above
A	Managing Directors
B	Executive Vice Presidents, Senior Vice Presidents, Presidents
C	First Vice Presidents, Vice Presidents, Regional Vice Presidents, CSC Directors, Branch Managers
D	All other Exempt Employees
E	All Non-Exempt Employees

Salary Separation Payment

        The Salary Separation Payment to which a Participant is entitled shall be based on the Participant's employee classification as of the date immediately preceding the date of the Participant's Qualifying Termination or, if greater, as of the date on which the Change in Control occurs, and shall equal the amount described in the table below:

Employee Classifications	Salary Separation Payment
X	Three (3) years Base Pay (as defined in Section 6.1(a)) plus 300% Bonus (as defined in Section 6.1(a))
A	Two (2) years Base Pay (as defined in Section 6.1(a)) plus 200% Bonus (as defined in Section 6.1(a)).
B	One (1) year Base Pay plus 100% Bonus.
C	Two (2) weeks Pay for each full year of service from first hire date with a minimum payment of eight (8) weeks Pay and a maximum payment of twenty-six (26) weeks Pay.
D	(2) weeks Pay for each full year of service from first hire date with a minimum payment of two (2) weeks Pay and a maximum payment of twelve (12) weeks Pay.
E	Two (2) weeks Pay from first hire date with a minimum payment of two (2) weeks Pay and a maximum payment of eight (8) weeks Pay.

QuickLinks

  Exhibit 10.118
COUNTRYWIDE FINANCIAL CORPORATION CHANGE IN CONTROL SEVERANCE PLAN (As Amended and Restated June 24, 2008)
APPENDIX A